EXHIBIT 10.15

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) made and entered into as of this 1st day of January, 2007, by and between the CHICAGO BOARD OPTIONS EXCHANGE (“Employer”) and EDWARD J. JOYCE (“Employee”) to become effective January 1, 2007 (the “Effective Date”), is an amendment and restatement of the employment agreement previously entered into between the Employer and Employee dated September 16, 2003, and subsequently amended effective June 2, 2006 (the “Prior Agreement”).

WITNESSETH:

WHEREAS, Employer and Employee desire to amend, revise and restate the Prior Agreement;

WHEREAS, Employer desires that Employee continue to provide services for the benefit of the Employer and its affiliates and Employee desires to continue such employment with the Employer;

WHEREAS, Employer and Employee acknowledge that Employee will continue to be a member of the senior management team of the Employer and, as such, will continue to participate in implementing the Employer’s business plan;

WHEREAS, in the course of employment with the Employer, Employee has had and will continue to have access to certain confidential information that relates to or will relate to the business of the Employer and its affiliates; and

WHEREAS, the Employer desires that any such information not be disclosed to other parties or otherwise used for unauthorized purposes.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                                       Employment.

(a)                                  Employer shall continue to employ Employee on the terms hereinafter set forth.  Employee shall continue to be employed as President of Employer during the Term.  Employee shall perform such duties as may be prescribed for such office in the Constitution and Rules of Employer, and those consistent with the office of President that may be assigned to him from time to time by the Chief Executive Officer and Chairman of the Board of Directors (“Board”) of Employer.

(b)                                 Employee agrees to devote his full business time and efforts to the affairs of Employer and to the performance of his duties as its President.  In doing so, he agrees to conduct himself at all times in a manner consistent with the excellent reputation of Employer.

(c)                                  Employee agrees not to accept any membership on the board of directors of any private or public corporation without the prior written approval of the Board.  The Board will grant such approval if, in its discretion, such membership will present no conflict of interest or interference with Employee’s duties as President of Employer.

2.                                       Term and Severance Payment.  This Agreement shall commence on the Effective Date and shall expire on December 31, 2009 (the “Initial Term”), unless terminated earlier pursuant to the provisions of Sections 5, 6, 7 or 8.  The term of employment shall be renewed automatically for successive periods of two (2) years each (a “Renewal Term”) after the expiration of the Initial Term, unless Employer provides Employee, or Employee provides Employer, with written notice to the contrary at least one hundred eighty (180) days prior to the end of the Initial Term or any Renewal Term.  The Initial Term and the Renewal Terms are collectively referred to herein as the “Term.”  If either Employer or Employee elect not to renew the Term of this Agreement in accordance with this Section 2 and Employee thereafter continues in employment with Employer, Employee shall be employed on an at-will basis and the terms of such employment and any subsequent termination of employment shall be subject solely to the general employment practices and policies of Employer.

3.                                       Compensation.  Employer shall pay to Employee for all services to be performed by Employee during the Term:

(a)                                  A Base Salary at the rate of $750,000 per annum. Base Salary shall be payable in substantially equal regular installments in accordance with Employer’s practices for other senior executives, as such practices may be determined from time to time.  The Compensation Committee of the Board (“Committee”) shall review the rate of Base Salary in such manner and at such time as is applicable to other senior executives.  In no event shall Employee’s Base Salary be decreased below the Base Salary in effect as of the Effective Date.

(b)                                 In addition to the aforementioned annual Base Salary, Employee shall be eligible to participate in any bonus or incentive program applicable to other senior executives of Employer, other than the Chairman and the Chief Executive Officer, during the Term.  Any bonus or incentive payment for a fiscal year of Employer shall be payable to Employee as soon as practicable after the end of such year, and in any event no later than April 1 of the year immediately following the year in which it was earned.

(c)                                  Upon Employer’s adoption of a stock option or similar equity incentive plan, Employer shall grant Employee options to purchase shares of its common stock in amounts and subject to such terms as determined by the Board in its sole discretion; provided, however, that the amount of options and the terms and conditions of such options shall be substantially similar to (and not less favorable to Employee than under) the proposed equity plan that was presented to the Board at its September 28, 2006 meeting.  Options, if any, granted to Employee under such a plan shall vest upon Employee’s retirement after attaining age fifty-seven (57) and all vested options may thereafter be exercised by Employee for the remainder of their term.  The foregoing notwithstanding, Employer agrees that if it grants an equity based incentive or a sale bonus to William Brodsky (“Brodsky”) or another person serving as Employer’s chairman or chief executive officer, the value of the equity incentive or the dollar value of a sale bonus to be granted to Employee shall not be less than seventy-five percent (75%) of the amount granted to Brodsky or the chairman or chief executive officer.

(d)                                 All payments of Base Salary and bonus or incentive payment or severance payment, if any, shall be subject to such deductions as may be required to be made pursuant to law, government regulation or order, or by agreement with, or consent of, Employee.

4.                                       Additional Benefits.

(a)                                  Membership and Business Expenses.  Employer will pay or promptly reimburse Employee for all the following:

(i)                                     all initiation fees, annual dues and membership expenses in one country club selected and joined by Employee in which membership is useful for or necessary to the performance of Employee’s duties hereunder, and all reasonable expenses incurred in furtherance of, or in connection with the transaction of, the business of Employer hereunder at such country club;

(ii)                                  all reasonable initiation fees, annual dues and membership expenses in one civic or lunch club selected by Employee in which membership is useful or necessary to the performance of Employee’s duties hereunder, and all reasonable expenses incurred in furtherance of, or in connection with the transaction of, the business of Employer hereunder at such civic or lunch club; and

(iii)                               all reasonable business expenses incurred by Employee in the performance of his duties during the Term.

All amounts subject to reimbursement by Employer to Employee pursuant to this paragraph (a) shall be subject to an accounting by Employee and approval by Employer.

(b)                                 Benefit Plans.  During the Term, Employee shall be entitled to participate in, and receive benefits under, (i) any qualified or supplemental retirement, savings or deferred compensation plan, program or arrangement currently made available by Employer for its senior executives, and (ii) any such additional or substitute plan, program or arrangement that Employer may make available in the future and during the Term for its senior executives (“Benefit Plans”), subject to and on a basis consistent with the terms, conditions and overall administration of each such Benefit Plan.  The amount of any lump sum severance payment payable to Employee pursuant to any provision of this Agreement shall be deemed compensation for purposes of any such Benefit Plan; provided, however, that the amount of any such lump sum severance payment shall be deemed compensation for purposes of any tax-qualified Benefit Plan only to the extent permitted by the terms of such Benefit Plan and by applicable provisions of the Internal Revenue Code of 1986, as amended, and regulations issued thereunder.

(c)                                  Vacations and Holidays.  Employee shall be entitled to five weeks paid vacation during each calendar year commencing during the Term.  Employee shall also be entitled to all paid holidays given by Employer to its other senior executives.

(d)                                 Insurance Benefits.  During the Term, Employee and his dependents shall be entitled to participate in, and receive benefits under, (i) any health and dental plan, disability plan, accidental death and dismemberment plan, survivor income plan, and life insurance plan or arrangement currently made available by Employer for its senior executives, and (ii) any such additional or substitute plan or arrangement that Employer may make available in the future and during the Term for its senior executives (“Insurance Plans”), subject to and on a basis consistent with the terms, conditions, and overall administration of each such Insurance Plan.

(e)                                  Retiree Medical Coverage.  Employer shall maintain retiree medical coverage for Employee, his spouse and minor children for a period commencing on the date of his termination of employment with Employer and ending on the later to occur of (i) the date of death of the survivor of Employee and his spouse and (ii) the date all minor children of Employee die or reach majority.   Such retiree medical coverage shall be provided through a retiree medical plan established by Employer for its retired employees and their dependents that shall provide medical coverage for Employee, his spouse and minor children equivalent to that available to active executives of Employer, their spouses and minor children under the health plan of Employer from time to time in effect.  The amount of such retiree medical coverage for Employee, his spouse and minor children shall be reduced by the amount of any medical coverage available to Employee and/or his spouse or minor children from time to time from any subsequent employer and from Medicare.  Employee, his spouse and minor children shall pay the cost of such retiree medical coverage on an after tax basis, and shall be reimbursed by Employer within 30 days after the end of each calendar year only for the cost of such coverage for Employee, his spouse and minor children.  Employee, his spouse and minor children shall also receive, within 30 days after the end of each calendar year, a Gross-Up Payment, as such term is defined in paragraph (f) of this Section 4, in respect of such reimbursement

(f)                                    Gross-Up Payments.  A “Gross-Up Payment” shall mean an additional cash amount to be paid to Employee or his spouse in connection with a reimbursement to Employee or his spouse under paragraph (e) of this Section 4, such that the net amount retained by Employee or his spouse on such Gross-Up Payment, after reduction for any federal, state and local income or employment tax (at the highest applicable marginal rate of taxation for the applicable calendar years) on the Gross-Up Payment, shall be equal to the federal, state and local income or employment taxes owed on the payment or reimbursement to Employee or his spouse under paragraph (e) of this Section 4.

(g)                                 Professional Services.  Employee shall be entitled to reimbursement from Employer for his expenses for professional services, including legal, accounting and investment advice, relating to his negotiations for employment and preparation of this Agreement, continued employment with Employer and the performance of duties and reporting obligations related to his employment with Employer, and management of personal finances, income tax advice, and estate planning advice.  The total reimbursable amount hereunder for each calendar year commencing or ending during the term of this Agreement shall not exceed the aggregate of (i) $10,000, plus (ii) an amount equal to the excess of $10,000 over the amount reimbursed hereunder for any preceding calendar year that is not reimbursed in any other preceding calendar year.

(h)                                 Parking.  Employer shall provide, without charge, a reserved automobile parking space for the exclusive use of Employee.  Such parking space is being provided at the request of Employer to facilitate the services rendered by Employee to Employer hereunder.

5.                                       Termination.

(a)                                  Termination For Cause.  The Board, by vote of a majority of its members, may terminate the employment of Employee with Employer at any time during the Term for “Cause”.  For purposes of this Agreement, “Cause” shall be deemed to exist if, and only if:

(i)                                     Employee shall engage, during the performance of his duties hereunder, in acts or omissions constituting dishonesty, intentional breach of fiduciary obligation or intentional wrongdoing or malfeasance which result in material harm to Employer;

(ii)                                  Employee shall intentionally disobey or disregard a lawful and proper direction of the Board or Employer; or

(iii)                               Employee shall materially breach this Agreement, and such breach by its nature, is incapable of being cured, or such breach remains uncured for more than 30 days following receipt by Employee of written notice from Employer specifying the nature of the breach and demanding the cure thereof.  For purposes of this clause (iii), a material breach of this Agreement which involves inattention by Employee to his duties under this Agreement shall be deemed a breach capable of cure.

Without limiting the generality of the foregoing, the following shall not constitute Cause for termination of Employee or the modification or diminution of any of his authority hereunder:  (i) any personal or policy disagreement between Employee and Employer, or any member of Employer or its Board; or (ii) any action taken by Employee in connection with his duties hereunder or any failure to act, if Employee acted or failed to act in good faith and in a manner Employee reasonably believed to be in, and not opposed to, the best interest of Employer, and Employee has no reasonable cause to believe his conduct was unlawful.

Notwithstanding anything herein to the contrary, if Employer shall terminate the employment of Employee hereunder for Cause, Employer shall give at least 30 days prior written notice to Employee specifying in detail the reason or reasons for Employee’s termination.  If the employment of Employee is terminated by Employer for Cause, Employee’s accrued but unpaid Base Salary (based upon the annual rate in effect on the date of termination), shall be paid to Employee through the date of his termination, and, except as otherwise provided in any Benefit Plan or Insurance Plan, Employer shall have no further obligation, including any obligation for severance payments, to Employee under this Agreement.  Such termination shall have no effect upon Employee’s rights under the Benefit Plans, the Insurance Plans and other employee policies and practices of Employer applicable to such termination.

(b)                                 Termination Without Cause.  The Board, by vote of a majority of its members, may terminate the employment of Employee without Cause, at any time during the Term, as of a date at least 30 days after the date a written notice of such termination is delivered by Employer to Employee.  In such event, Employer shall pay to Employee (i) his accrued but unpaid Base Salary (based upon the annual rate in effect on the date of termination) through the date of termination, (ii) a pro-rated Bonus equal to the Employee’s annual target Bonus for the calendar year in which Employee’s employment terminates multiplied by a fraction, the numerator of which shall equal the number of calendar days Employee was employed by Employer for the year in which his employment terminates and the denominator of which shall equal 365 (the “Pro-Rated Bonus”), and (iii) within 30 days following the date of such termination, a lump sum cash severance payment in an amount equal to the sum of (A) two times Employee’s annual rate of Base Salary in effect on the date of termination and (B) two times the target bonus for the year in which Employee’s employment is terminated (such Base Salary and bonus payment to be referred to herein as the “Salary and Bonus Payment”).  Subject to Section 12 of this Agreement, the Salary and Bonus Payment shall be paid within thirty days following the termination of Employee’s employment; provided, however, that if Employee is a “specified employee” as such term is defined under Section 409A of the Code and the regulations and guidance promulgated thereunder, the payment of such amounts shall be delayed by a period of six (6) months following Employee’s separation of employment if necessary to ensure such payments are not subject to the penalties and interest under Section 409A of the Code.

(c)                                  Voluntary Termination for Good Reason.  Employee may terminate his employment at any time during the Term for “Good Reason” as of a date at least 30 days after the date a written notice of such termination is delivered by Employee to Employer.  For purposes of this Agreement,  “Good Reason” shall be deemed to exist if, and only if, without Employee’s express written consent:

(i)                                     Employer shall assign to Employee duties or responsibilities that are inconsistent in any material and adverse respect with Employee’s current duties, responsibilities, or status with Employer (including any material and adverse diminution of such duties or responsibilities), or a material and adverse change in the officer titles Employee holds with Employer;

(ii)                                  Employer shall reduce the Base Salary of Employee, or materially reduce his fringe benefits and perquisites;

(iii)                               Employer shall require Employee to relocate his principal business office or his principal place of residence outside the Chicago metropolitan area, or assign to Employee duties that would reasonably require such relocation; or

(iv)                              Employer shall terminate, reduce or limit Employee’s participation in any bonus or incentive arrangement, Benefit Plan or Insurance Plan relative to the level of participation of other senior executives of similar rank, based upon an arbitrary decision of Employer rather than a decision reasonably related to the level of job performance of Employee, and only to such an extent as to materially reduce the aggregate value of Employee’s incentive compensation and benefits below their aggregate value as of the date hereof.

A termination of Employee’s employment for Good Reason shall be effectuated by giving Employer written notice of the termination within sixty (60) days of the event constituting Good Reason, setting forth in reasonable detail the specific conduct of Employer that constitutes Good Reason and the specific provisions of this Agreement on which Employee relies.  Notwithstanding anything herein to the contrary, if Employee shall terminate his employment for Good Reason, Employer shall pay to Employee his accrued but unpaid Base Salary (based upon the annual rate in effect on the date of termination or the date immediately prior to Employer’s actions described in subsections (ii) and (iv) above, whichever is greater) through the date of termination, the Pro-Rated Bonus and the Salary and Bonus Payment on the same terms and subject to the same conditions as described in Paragraph 5(b).

(d)                                 Voluntary Termination without Good Reason.  Employee may terminate his employment without Good Reason at any time during the Term as of a date at least 30 days after the date a written notice of such termination is delivered by Employee to Employer.  If the employment of Employee is terminated by Employee without Good Reason, Employee’s accrued but unpaid Base Salary (based upon the annual rate in effect on the date of termination), shall be paid to Employee through the date of his termination, and, except as otherwise provided in any Benefit Plan or Insurance Plan, Employer shall have no further obligation, including any obligation for severance payments, to Employee under this Agreement.  Such termination shall have no effect upon Employee’s rights under the Benefit Plans, the Insurance Plans and other employee policies and practices of Employer applicable to such termination.

6.                                       Death.  If Employee dies during the Term, Employer shall pay (i) Employee’s Base Salary (based on the annual rate in effect on the date of death) through the date of death, (ii) the Pro-Rated Bonus, and (iii) within 30 days following the date of death, the Salary and Bonus Payment to his beneficiary last designated by written instrument delivered by Employee to Employer prior to the date of death.  If no such designated beneficiary shall survive Employee, such amount shall be paid to Employee’s surviving spouse, or if none, to his lawful descendants per stirpes then living, or if none shall survive him, to the legal representative of his estate, or if none is appointed within six (6) months of the date of his death, to his heirs at law under the laws of the state in which he is domiciled at the date of his death.  Any death benefit payable under this Section 6 is in addition to any other benefits due to Employee’s beneficiaries or dependents from Employer, under any Benefit Plan or Insurance Plan.  Except as otherwise provided in this Section 6, or in any Benefit Plan or Insurance Plan, Employer shall have no further obligations with respect to Employee or his beneficiaries or dependents under this Agreement following the date of his death.

7.                                       Disability.

(a)                                  If Employee is “Permanently Disabled” for a continuous period of six (6) months during the Term, Employer may terminate Employee’s employment under this Agreement upon 30 days prior written notice to Employee.   In such event Employer shall pay to Employee (i) his accrued but unpaid Base Salary (based on the annual rate in effect on the date of termination) through the date of termination, (ii) the Pro-Rated Bonus, and (iii) within 30 days following the date of such termination, the Salary and Bonus Payment.  The payment of the Salary and Bonus Payment shall be conditioned upon Employee’s execution of the Release as described in Section 12 of this Agreement.

(b)                                 For purposes of this Agreement, the term Permanently Disabled shall have the meaning set forth in the long-term disability policy or plan maintained by Employer for its senior executives then in effect, provided that the definition of a Permanent Disability applied under such a policy or plan is consistent with the definition of disability or disabled under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance promulgated thereunder.  In the absence of such a policy or plan, disability or disabled shall have the meaning ascribed to such terms under Section 409A of the Code and the regulations and guidance promulgated thereunder.

(c)                                  Except as otherwise provided in this Section 7, and in any Benefit Plan or Insurance Plan of Employer, Employer shall have no further obligation to Employee under this Agreement following the date of his disability.  Such termination shall have no effect upon Employee’s rights under the Benefit Plans, the Insurance Plans and other employee policies and practices of Employer applicable to such termination.

8.                                       Change in Control.  If during the eighteen (18) month period following a Change in Control that occurs during the Term of the Agreement (i) Employee is terminated by Employer or a successor employer without Cause or (ii) Employee terminates his employment with Employer for Good Reason, and in lieu of any payments to which Employee may otherwise be entitled under Section 5, Employee shall be paid (i) his accrued but unpaid Base Salary (based upon the annual rate in effect on the date of termination) through the date of termination, (ii) the Pro-Rated Bonus, and (iii) a lump sum severance payment in an amount equal to the sum of (A) three times Employee’s annual rate of Base Salary in effect on the date of termination and (B) three times the target bonus for the year in which Employee’s employment is terminated (the “Sale Payment”).  The Sale Payment shall be payable on the same terms and subject to the same conditions as described in Section 5(b) of this Agreement for the Salary and Bonus Payment.  For purposes of this Agreement, a “Change in Control” of Employer shall be deemed to occur on the effective time of (i) a merger or consolidation of Employer with one or more other corporations as a result of which holders of the outstanding capital stock of Employer entitled to vote for the election of directors (“Voting Stock”) of Employer immediately prior to such merger hold less than 50% of the Voting Stock of the surviving or resulting corporation, or (ii) a transfer of substantially all of the property of Employer other than to an entity of which Employer owns at least 50% of the Voting Stock.

9.                                       Restrictive Covenant.  During the period of his employment and for a period of two years following a termination of Employee’s employment pursuant to Section 5(a), 5(b), 5(c), 5(d), 7 or 8, the Employee shall not:

(a)                                  singly, jointly, or in any other capacity, directly or beneficially, manage, join, participate in the management, operation or control of, or work for (as an employee, consultant or independent contractor), or permit the use of his name by, or provide financial or other assistance to, or be connected in any manner with, any securities or futures exchange, alternative trading system or electronic communications network (including any derivatives market) providing for the trading of securities or futures derivatives, located in the United States or any other country, or any affiliate thereof, without the express written approval of the Chief Executive Officer and Chairman of the Board of Employer;

(b)                                 provide any service or assistance which (1) is of the general type of service or assistance provided by Employee to Employer, (2) relates to any technology, account, product, project or piece of work, with which Employee was involved during his employment with Employer, and (3) contributes to causing an entity to come within the definition described in paragraph (a) above;

(c)                                  solicit or accept if offered to him, with or without solicitation, on his own behalf or on behalf of any other person, the services of any person who is a then current employee of Employer (or was an employee of Employer during the year preceding such solicitation), nor solicit any of Employer’s then current employees (or an individual who was employed by or engaged by Employer during the year preceding such solicitation) to terminate employment or an engagement with Employer, nor agree to hire any then current employee (or an individual who was an employee of Employer during the year preceding such hire) of Employer into employment with himself or any company, individual or other entity; or

(d)                                 directly or indirectly divert or attempt to divert from Employer any business in which Employer has been actively engaged during the term hereof, nor interfere with the relationships of Employer with its sources of business.

10.                                 Confidentiality.  Employee acknowledges that Employer may disclose secret or confidential information to Employee during the Term to enable him to perform his duties hereunder.  Employee agrees that, subject to the following sentence, he shall not during the Term (except in connection with the proper performance of his duties hereunder) and thereafter, without the prior written consent of Employer, disclose to any person or entity any material or significant secret or confidential information concerning the business of Employer that was obtained by Employee in the course of his employment by Employer.  This paragraph shall not be applicable if and to the extent Employee is required to testify in a legislative, judicial or regulatory proceeding pursuant to an order of Congress, any state or local legislature, a judge, or an administrative law judge, or if such secret or confidential information is required to be disclosed by Employee by any law, regulation or order of any court or regulatory commission, department or agency.  Employee further agrees that if his employment by Employer is terminated for any reason, he will not take with him, but will leave with Employer, all records and papers and all matter of whatever nature that bears secret or confidential information of Employer.  For purposes of this Agreement, the term “secret or confidential information” shall include, but not be limited to, any and all records, notes, memoranda, data, writings, research, personnel information, customer information, clearing members’ information, Employer’s financial information and plans, processes, methods, techniques, systems, formulas, patents, models, devices, compilations or any other information of whatever nature in the possession or control of Employer, that has not been published or disclosed to the general public,  the options industry or the commodities futures industry; provided that such term shall not include knowledge, skills, and information that is common to the trade or profession of Employee.

11.                                 Remedies.  Employee consents and agrees that if he violates any provisions of Sections 9 or 10 of this Agreement, Employer or its successors in interest shall be entitled, in addition to any other remedies that they may have, including money damages, to an injunction to be issued by a court of competent jurisdiction, restraining him from committing or continuing any violation of Sections 9 or 10.

If, at any time, Employee violates, to any material extent, any of the covenants or agreements set forth in Sections 9 or 10 of this Agreement, Employer shall have the right to terminate the employment of Employee for Cause in accordance with the provisions of paragraph (a) of Section 5.

In the event that Employee is found to have breached any provision set forth in Section 9 of this Agreement, the time period provided for in that provision shall be deemed tolled (i.e., it will not begin to run) for so long as Employee was in violation of that provision.

12.                                 Release.  Notwithstanding anything herein to the contrary, as a condition to receiving severance payments under this Agreement following the termination of Employee’s employment with Employer, Employee agrees to execute a release of claims in substantially the form attached hereto as Exhibit A (the “Release”).

13.                                 Assignment.  Neither Employee nor Employer may assign this Agreement, except that Employer’s obligations hereunder shall be binding legal obligations of any successor to all or substantially all of Employer’s business by purchase, merger, consolidation, or otherwise.

14.                                 Employee Assignment.  No interest of Employee or his spouse, dependent or any other beneficiary under this Agreement, or any right to receive any payment or distribution hereunder, shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind, nor may such interest or right to receive a payment or distribution be taken, voluntarily or involuntarily, for the satisfaction of the obligations or debts of, or other claims against, Employee or his spouse, dependent or any other beneficiary, including claims for alimony, support, separate maintenance, and claims in bankruptcy proceedings.

15.                                 Benefits Unfunded.  (i) All rights of Employee and his spouse, dependent or any other beneficiary under this Agreement shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating any assets of Employer for payment of any amounts due hereunder; (ii) neither Employee nor his spouse, dependent or any other beneficiary shall have any interest in or rights against any specific assets of Employer; and (iii) Employee and his spouse, dependent or any other beneficiary shall have only the rights of a general unsecured creditor of Employer.

16.                                 Waiver.  No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of any other provisions or conditions at the same time or at any prior or subsequent time.

17.                                 Applicable Law.  This Agreement shall be construed and interpreted pursuant to the internal laws of the State of Illinois, without regard to principles of conflicts of laws.

18.                                 Entire Agreement.  This Agreement contains the entire agreement between Employer and Employee, and supersedes any and all other previous agreements, written or oral, between the parties relating to the subject matter hereof, including, without limitation, the Prior Agreement.  No amendment or modification of the terms of this Agreement shall be binding upon either of the parties hereto unless reduced to writing and signed by each of the parties hereto.

19.                                 Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original.

20.                                 Severability.  The parties agree that this Agreement shall be construed in a way to make each of its provisions enforceable, but that the unenforceability of one or more provisions in one or more instances will not make invalid the entire Agreement or any other provisions of this Agreement as all of its provisions are severable.  In the event a provision may be unenforceable as written, the parties agree that it shall be partially enforced to the extent permitted by law.  The unenforceability of a provision in one instance shall not affect its enforceability in other instances.

21.                                 Compliance.  It is intended that any amount payable under this Agreement will comply with Section 409A of the Code, and regulations and guidance relating thereto, so as not to subject Employee to the payment of any interest and tax penalty which may be imposed under Section 409A of the Code, provided, however, that Employer shall not be responsible for any such interest and tax penalties.  If any provision of this Agreement needs to be revised to satisfy the requirements of Section 409A of the Code, then such provision shall be modified or restricted to the extent and in the manner necessary to be in compliance with such requirements of the Code.

22.                                 Successors.  This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, representatives and successors.

23.                                 Notices.  Notices required under this Agreement shall be in writing and sent by personal delivery, or by registered U.S. mail, return receipt requested, to the following addresses, or to such other address as the party being notified may have previously furnished to the other by written notice:

If to Employer:

Chicago Board Options Exchange
400 S. LaSalle Street
Chicago, Illinois 60605
Attention:	Chief Executive Officer and
Chairman of the Board

If to Employee:

Edward J. Joyce
3555 W. 102nd Street
Evergreen Park, Illinois 60642

24.                                 Indemnity.  Employer shall indemnify, protect, defend and save Employee harmless from and against any threatened, pending, contemplated or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which Employee is made a party by reason of the fact that Employee is an officer, employee or agent of Employer, or any judgment, amount paid in settlement (with the consent of Employer), fine, loss, expense, cost, damage and reasonable attorneys’ fees incurred by reason of the fact that Employee is an officer, employee or agent of Employer; provided, however, that Employee acted in good faith and in a manner he reasonably believed to be in the best interests of Employer, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  Employer, at its expense, shall have the right to purchase and maintain insurance or fidelity bonds on behalf of Employee against any liability asserted against him and incurred by him in his capacity as an officer, employee or agent of Employer.  Employee shall also be indemnified under Employer’s Articles of Incorporation and By-Laws, and covered by directors’ and officers’ liability insurance policies that are the same as or equivalent to those Employer currently carries for its other executives.

25.                                 Headings.  The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of this Agreement.

IN WITNESS WHEREOF, Employee has hereunto set his hand, and Employer has caused these presents to be executed in its name on its behalf, all as of the date first above written.

Chicago Board Options Exchange

By:	/s/ William J. Brodsky
William J. Brodsky
	Title:	Chief Executive Officer and
Chairman of the Board of Directors

/s/ Edward J. Joyce
Edward J. Joyce

Exhibit A

RELEASE OF CLAIMS

THIS RELEASE OF CLAIMS (“Release”) is made and entered into this           day of             , 200  , to be effective as of                                (the “Effective Date”), by and between CHICAGO BOARD OPTIONS EXCHANGE, INCORPORATED, a Delaware corporation (“CBOE”), and EDWARD J. JOYCE, a resident of the State of Illinois (“Joyce”)

1.               In consideration of CBOE’s payment to Joyce of the severance pay and benefits described in the Amended and Restated Employment Agreement by and between CBOE and Joyce (the “Employment Agreement”), to which Joyce is not otherwise entitled and the sufficiency of which Joyce acknowledges, Joyce does hereby fully, finally and unconditionally release and forever discharge CBOE and CBOE’s former and current officers, directors, employees, members, representatives and agents and all of their respective predecessors, successors, and assigns (collectively “Released Parties”), in their personal, corporate and representative capacities, from any and all rights, claims, liabilities, obligations, damages, costs, expenses, attorneys’ fees, suits, actions, and demands, of any and every kind, nature and character, known or unknown, liquidated or unliquidated, absolute or contingent, in law and in equity, enforceable or arising under any local, state or federal common law, statute or ordinance relating to Joyce’s past employment with CBOE or any past actions, statements, or omissions of CBOE or any of the Released Parties occurring prior to Joyce’s execution of this Release, including but not limited to all claims for defamation, wrongful termination, back pay and benefits, pain and suffering, negligent or intentional infliction of emotional distress, breach of contract, and interference with contractual relations, tort claims, employment discrimination claims, and all claims arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1866, as amended by the Civil Rights Act of 1991 (42 U.S.C. § 1981), the Family and Medical Leave Act, the Equal Pay Act, the Fair Labor Standards Act, the Americans with Disabilities Act, the Older Workers Benefit Protection Act, the Illinois Human Rights Act, the Workers Adjustment and Retraining Act, and the Chicago and Cook County Human Rights Ordinances, and any other statutory, contract, implied contract, or common law claim arising out of or involving Joyce’s employment, the termination of Joyce’s employment, or any continuing effects of Joyce’s employment with CBOE.

2.               Joyce agrees not to sue CBOE or any of the Released Parties with respect to rights and claims covered by this Release. If any government agency or court assumes jurisdiction of any charge, complaint, or cause of action covered by this Release, Joyce will not seek and will not accept any personal equitable or monetary relief in connection with such investigation, action, suit, or legal proceeding.

3.               Joyce has forty-five (45) days (until                ) within which to consider this Release, although Joyce may accept it at any time within those forty-five (45) days. Once Joyce has signed this Release, Joyce will still have seven (7) days in which to revoke his acceptance of the ADEA portion of the Release by notifying CBOE, and specifically, Deborah Woods, Human Resources Department. The ADEA portion of the Release will not be effective or enforceable until the seven (7) day revocation period has expired. If the ADEA

A-1

portion of the Release is revoked, the remainder of this Release shall remain in full force and effect as to all of its terms except for the release of claims under the ADEA, and CBOE will have three (3) business days to rescind the entire Release by so notifying Joyce.

4.               Joyce agrees that he will continue to be governed by those obligations arising under Paragraphs 9,10 and 11 of the Employment Agreement, which are incorporated by reference herein, shall not be released, shall be unaffected hereby, and shall remain in full force and effect.

5.               This Release shall be binding upon and inure to the benefit of CBOE and its successors and assigns and Joyce and his heirs, executors and administrators.

6.               This Release shall be construed and interpreted under the laws of the State of Illinois to the extent not preempted by applicable laws of the United States.

Dated:

Edward J. Joyce

Dated:	CHICAGO BOARD OPTIONS EXCHANGE

By:

A-2